For more information contact:

Christine Russell	Joe Diaz, Joe Dorame, Robert Blum
Virage Logic Corporation	Lytham Partners, LLC
510-360-8025	602-889-9700
christine.russell@viragelogic.com	info@lythampartners.com

Virage Logic Reports Second-Quarter Fiscal 2007 Results

FREMONT, Calif.--(BUSINESS WIRE)—May 2, 2007--Virage Logic Corporation (Nasdaq:VIRL), the semiconductor industry’s trusted IP partner and pioneer in Silicon Aware IP™, today reported financial results for the second quarter and the six-month period of fiscal year ended March 31, 2007.

Revenue for the second quarter of fiscal 2007 was $10.6 million, compared with $15.2 million for the comparable quarter of fiscal 2006 and $11.5 million in the prior quarter. License revenue for the second quarter of fiscal 2007 was $7.8 million compared to $10.4 million in the second quarter of fiscal 2006 and $8.4 million in the previous quarter. Royalties for the second quarter of fiscal 2007 were $2.8 million, compared with $4.8 million for the second quarter of fiscal 2006 and $3.1 million in the prior quarter.

As reported under U.S. generally accepted accounting principles (GAAP), net loss for the second quarter of fiscal 2007 was $1.8 million, or $0.08 per share, compared with net income of $0.2 million, or $0.01 per share, for the same period a year ago and with a net loss of $1.2 million, or $0.05 per share, for the first quarter of fiscal 2007.

Excluding the effects of FAS123R stock-based compensation expense, the company would have reported a net loss of $0.9 million, or $0.04 per share. Net loss for the second quarter of fiscal 2007 included $1.3 million of FAS123R stock-based compensation expense.

Dan McCranie, president and chief executive officer of Virage Logic, said, “Although we were within our guidance range, our financial performance over these last two quarters has not been acceptable. It is our belief, however, that we can achieve future success through increased focus, intensity and alignment with our key semiconductor and foundry customers. In the past several months our company has made changes in several elements of our business. We will continue to make those organizational and strategic changes necessary to drive this company to success.

During this quarter, I was encouraged by our performance in terms of increased license bookings as well as the record booking numbers of both new 65nm agreements and new royalty bearing STAR Memory System agreements. And although our recent financial performance doesn’t map to the strong market opportunity we see, we are making key investments in our business to broaden our product line, improve operational efficiencies to help ensure we are first to market with our differentiated products, and build a global demand creation capability that will enable us to better serve our growing customer base.”

“We anticipate total revenues of approximately $11.5 million to $12.5 million in the third fiscal quarter of 2007. License revenues are expected at $8.7 million to $9.2 million and royalty revenues are expected at $2.8 million to $3.3 million. The company expects to report a GAAP net loss of approximately $0.05 to $0.09 per share. The company also expects $1.0 million of stock-based compensation expense per FAS123R. Without the impact of stock-based compensation expense, the company would expect loss per share of $0.02 to $0.07 for the third fiscal quarter.”

Virage Logic's management will hold a teleconference on second-quarter 2007 results at 1:30 p.m. PACIFIC / 4:30 p.m. EASTERN today, May 2, 2007. Participants can access the call by dialing (888) 413-9033 (domestic) or (706) 679-5076 (international) or can listen via a live Internet webcast, which can be found on the Investor Relations page of the Virage Logic website at www.viragelogic.com. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 5691044 through May 5, 2007; and the webcast can be accessed at www.viragelogic.com for 30 days.

About Virage Logic

Founded in 1996, Virage Logic Corporation (NASDAQ:VIRL) rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Today, as the semiconductor industry's trusted IP partner, the company is a global leader in IP platforms comprising embedded memories, logic, and I/Os, and is pioneering the development of a new class of IP called Silicon Aware IP™. Silicon Aware IP tightly integrates Physical IP (memory, logic and I/Os) with the embedded test, diagnostic, and repair capabilities of Infrastructure IP to help ensure manufacturability and optimized yield at the advanced process nodes. Virage Logic's highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, and computer and graphics markets. The company uses its FirstPass-Silicon™ Characterization Lab for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. The company also prides itself on providing superior customer support and was named the 2006 Customer Service Leader of the Year in the Semiconductor IP Market by Frost & Sullivan. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to industry and company trends, business outlook and products. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic's ability to execute on its strategy to become a provider of semiconductor IP platforms; Virage Logic's ability to continue to develop new products and maintain and develop new relationships with first-party foundries and integrated device manufacturers; adoption of Virage Logic's technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company's ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company's ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2006, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's website (www.viragelogic.com) or from the SEC's website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

All trademarks are the property of their respective owners and are protected herein.
Financial Tables to Follow

Reconciliation of GAAP to Non-GAAP Financial Results

Statement of Operations Reconciliation (in thousands)	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006
GAAP Net (loss) income	$(1,777)	$176	$(2,993)	$(66)
Stock-based compensation expense related to stock Options	1,167	2,020	2,633	3,749
Stock-based compensation expense (benefit) related to custom contracts	113	(120)	353	28
Tax effect	(447)	(747)	(1,121)	(2,477)
Non-GAAP net (loss) income	$(944)	$1,329	$(1,128)	$1,234

Virage Logic Corporation
Unaudited GAAP and Non-GAAP Consolidated Statements of Operations
(In thousands, except per-share amounts)

	For the Three Months Ended March 31, 2007			For the Three Months Ended March 31, 2006
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenue:
License	$7,804	$—	$7,804	$10,358	$—	$10,358
Royalties	2,763	—	2,763	4,838	—	4,838
Total revenues	10,567	—	10,567	15,196	—	15,196
Cost and expenses:
Cost of revenues	3,376	(353)	3,023	3,500	(254)	3,246
Research and development	4,823	(285)	4,538	5,328	(426)	4,902
Sales and marketing	3,763	(255)	3,508	4,299	(452)	3,847
General and administrative	2,418	(387)	2,031	2,709	(768)	1,941
Total cost and expenses	14,380	(1,280)	13,100	15,836	(1,900)	13,936
Operating income (loss)	(3,813)	1,280	(2,533)	(640)	1,900	1,260
Interest income and other, net	974	—	974	665	—	665
Income (loss) before taxes	(2,839)	1,280	(1,559)	25	1,900	1,925
Income tax provision (benefit)	(1,062)	447	(615)	(151)	747	596

Net income (loss)	$(1,777)	$833	$(944)	$176	$1,153	$1,329

Earnings per share:
Basic	$(0.08)	$0.04	$(0.04)	$0.01	$0.05	$0.06
Diluted	$(0.08)	$0.04	$(0.04)	$0.01	$0.05	$0.06

Shares used in computing per share amounts:
Basic	23,073	23,073	23,073	22,302	22,302	22,302
Diluted	23,073	23,073	23,073	23,011	23,011	23,011

Virage Logic Corporation
Unaudited GAAP and Non-GAAP Consolidated Statements of Operations
(In thousands, except per-share amounts)

	For the Six Months Ended March 31, 2007			For the Six Months Ended March 31, 2006
	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenue:
License	$16,226	$—	$16,226	$20,768	$—	$20,768
Royalties	5,866	—	5,866	8,153	—	8,153
Total revenues	22,092	—	22,092	28,921	—	28,921
Cost and expenses:
Cost of revenues	7,103	(830)	6,273	7,215	(517)	6,698
Research and development	9,900	(618)	9,282	10,956	(1,154)	9,802
Sales and marketing	7,417	(635)	6,782	8,559	(955)	7,604
General and administrative	5,082	(903)	4,179	5,465	(1,151)	4,314
Total cost and expenses	29,502	(2,986)	26,516	32,195	(3,777)	28,418
Operating income (loss)	(7,410)	2,986	(4,424)	(3,274)	3,777	503
Interest income and other, net	1,917	—	1,917	1,284	—	1,284
Income (loss) before taxes	(5,493)	2,986	(2,507)	(1,990)	3,777	1,787
Income tax provision (benefit)	(2,500)	1,121	(1,379)	(1,924)	2,477	553

Net income (loss)	$(2,993)	$1,865	$(1,128)	$(66)	$1,300	$1,234

Earnings per share:
Basic	$(0.13)	$0.08	$(0.05)	$(0.00)	$0.06	$0.06
Diluted	$(0.13)	$0.08	$(0.05)	$(0.00)	$0.06	$0.05

Shares used in computing per share amounts:
Basic	23,080	23,080	23,080	22,314	22,314	22,314
Diluted	23,080	23,080	23,080	22,314	22,948	22,948

Virage Logic Corporation
Unaudited Consolidated Balance Sheets
(In thousands)

	March 31, 2007	September 30, 2006
ASSETS:
Current assets:
Cash and cash equivalents	$6,246	$20,815
Short-term investments	54,181	49,253
Accounts receivable, net	11,849	15,935
Costs in excess of related billings on uncompleted contracts	662	656
Deferred tax assets - current	1,527	1,527
Prepaid expenses and other current assets	3,658	3,369
Taxes receivable	1,902	1,711
Total current assets	80,025	93,266

Property, equipment and leasehold improvements, net	4,173	4,842
Goodwill	9,782	9,782
Other intangible assets, net	1,797	1,990
Deferred tax assets	11,511	8,562
Long-term investments	16,940	7,533
Other long-term assets	540	300

Total assets	$124,770	$126,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$524	$446
Accrued expenses	3,793	4,797
Deferred revenue	7,803	8,896
Income taxes payable	2,632	2,626
Total current liabilities	14,752	16,765
Deferred tax liabilities	692	692
Total liabilities	15,444	17,457

Stockholders’ equity:
Common stock	23	23
Additional paid-in capital	133,831	130,620
Accumulated other comprehensive income (loss)	599	309
Accumulated deficit	(25,127)	(22,134)
Total stockholders’ equity	109,326	108,818

Total liabilities and stockholders’ equity	$124,770	$126,275